LaSALLE/KROSS PARTNERS, L.P.
                         350 East Michigan, Suite 500
                           Kalamazoo, Michigan 49007

                              September 20, 1996

VIA FEDERAL EXPRESS AND FAX

Mr. M. Gilbert Eberhart, Secretary
MFB Corp.
121 South Church Street
Mishawaka, Indiana 46544

         Re: Notice of Intent to Propose Business

Dear Mr. Eberhart:

         This letter constitutes a notice of intent by LaSalle/Kross Partners, L.P. (the "Partnership"), to propose certain actions for consideration and vote by the shareholders of MFB Corp. (the "Corporation") at the 1997 Annual Meeting of Shareholders to be held on January 21, 1997. This notice is being provided to you, as Secretary of the Corporation, pursuant to Article III, Section 11, of the Corporation's Bylaws.

         On behalf of the Partnership, I hereby notify the Corporation pursuant to Article III, Section 11, of the Corporation's Bylaws that the Partnership intends to propose that shareholders consider and vote upon one or more matters at the 1997 Annual Meeting of Shareholders of the Corporation to be held on January 21, 1997, or at any adjournment thereof. As required by Article III,
Section 11, the Partnership provides the following information:

(a) Brief description of the matters desired to be brought before the Annual Meeting:

         (1) That the shareholders of MFB Corp. approve a resolution requesting the Corporation's Board of Directors take appropriate action to amend Article III, Sections 11 and 12 of the Bylaws of the Corporation so that it shall read to the effect that a shareholder's notice of intention to submit proposed business at an Annual Meeting or to nominate a candidate for election as a director at an Annual Meeting shall be timely given if given "not less than 60 days prior to the Annual Meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made", as such Bylaw was written prior to the August 1996 amendments thereto.

         (2) That the shareholders of MFB Corp. approve a resolution requesting the Corporation's Board of Directors take appropriate action to amend Article IV, Sections 1 of the Bylaws of the Corporation to eliminate the third and fourth sentences thereof, thus eliminating certain specific requirements for a person to be eligible or qualified to be elected as a director of the Corporation.

         (3) That the shareholders of MFB Corp. approve a resolution requesting the Corporation's Board of Directors consider reimbursing in full LaSalle/Kross Partners, L.P., for all of its out-of-pocket expenses incurred in soliciting proxies for use at the 1997 Annual Meeting of Shareholders of the Corporation to vote on the election of the Partnership's candidates as directors of the Corporation and to vote on various proposals presented for action by the shareholders at such Annual Meeting, regardless of the outcome of the vote by shareholders at such Annual Meeting.

(b) Reasons for conducting such business at the Annual Meeting: Because the Board of Directors has failed to respond to the request of the Partnership that such Bylaw amendments be carried out, and because there is no other forum for action by the shareholders of the Corporation.

(c)      The name and address of the Partnership are--
                 LaSalle/Kross Partners, Limited Partnership
                 350 East Michigan, Suite 500
                 Kalamazoo, Michigan 49007
         (The Partnership will transfer an amount of its beneficially owned shares currently held in street name, as indicated above, to this name and address before November 1, 1996).

As indicated in a Schedule 13D, dated August 12, 1996, and filed with the Securities and Exchange Commission, the Partnership is the beneficial owner of 120,700 shares of Common Stock, without par value, of the Corporation. Since that filing, an additional 6,000 shares have been purchased by the Partnership, bringing its total ownership to 126,700 shares. All such shares are currently held in "street name" in the Partnership's securities account with Bear, Stearns & Co.

(d) The only material interest that the Partnership has in such proposed business is its interest in being reimbursed for expenses that it incurs in its efforts to preserve the rights of all shareholders of the Corporation.

                               Very truly yours,
                         LaSALLE/KROSS PARTNERS, L.P.

                 By: KROSS FINANCIAL, INC., a General Partner

                            By: /S/ PETER T. KROSS
                           Peter T. Kross, President